                             AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION
                                      OF
                          PHP HEALTHCARE CORPORATION

       (Incorporated on January 2, 1986 under the name PHP Corporation)

     PHP Healthcare Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

     FIRST: The name of the corporation is PHP Healthcare Corporation (the "Corporation").

     SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 2, 1986.

     THIRD: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the original Certificate of Incorporation of the Corporation as heretofore amended or supplemented.

     FOURTH: The text of the Certificate of Incorporation, as heretofore amended or supplemented, is hereby amended and restated to read in its entirety as follows:

        1. The name of the Corporation is PHP Healthcare Corporation (the "Corporation").

        2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        4. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Ten Million (110,000,000) shares divided into two classes of which (i) One Hundred Million (100,000,000) shares of par value $.01 per share shall be designated common stock (the "Common Stock") and (ii) Ten Million (10,000,000) shares of par value $.01 per share shall be designated preferred stock (the "Preferred Stock").


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           (A)  Common Stock
                ------------

                1.  Dividends.  Subject to the preferential rights, if any,
                    ---------
     of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of Common Stock.

                2.  Voting Rights.  At every annual or special meeting of
                    -------------
     the stockholders of the Corporation, every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his name on the books of the Corporation.

                3.  Liquidation, Dissolution or Winding Up.  In the event of
                    --------------------------------------
     any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining net assets of the Corporation.

           (B)  Preferred Stock.  The Board of Directors is authorized,
                ---------------
     subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the votes entitled to be cast by the holders of stock of the Corporation without the separate vote of the holders of the Preferred Stock as a class.

          Pursuant to Section 105 of the General Corporation Law of the State of Delaware and this Certificate of Incorporation, the Board of Directors duly adopted resolutions on July 24, 1992 to create the Series A Junior Participating Preferred Stock, par value $.01 per share. The designation, number of shares, the powers, relative rights, preferences, limitations and other special rights of the Series A Junior Participating Preferred Stock are set forth in Exhibit A to this Certificate of Incorporation.

          5.  The corporation is to have perpetual existence.

          6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation.

          7. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

          8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          9. Except as otherwise provided in Section 102(b) of the General Corporation Law of the State of Delaware as amended from time to time, no director shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

          10.  (a)    Classified Board. The number of directors of the
     Corporation which shall constitute the entire Board of Directors shall be set forth in the By-laws of the Corporation, but such number shall in no case be less than five or greater than twelve. Upon the adoption of this
     Article 10, the directors shall be divided into three classes (I, II and III), as nearly equal in number as possible, and no class shall include less than three directors. The initial term of office for members of Class I shall expire at the annual meeting of stockholders in 1993; the initial term of office for members of Class II shall expire at the annual meeting of stockholders in 1994; and the initial term of office for members of Class III shall expire at the annual meeting of stockholders in 1995. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, and shall continue to hold office until their respective successors are elected and qualified. In the event of any increase in the number of directors fixed by the Board of Directors, the additional directors shall be so classified that all classes of directors have as nearly equal numbers of directors as may be possible. In the event of any decrease in the number of directors, all classes of directors shall be decreased equally as nearly as may be possible.

               (b) Vacancies. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause shall be filled only by the Board of Directors, provided that a quorum is then in office and present, or only by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office for remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and has qualified.

               Notwithstanding the foregoing provision of this Article 10, whenever the holders of any one or more class or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock as set forth in this Restated Certificate of Incorporation, and such directors so elected shall not be divided into classes pursuant to this Article 10 unless expressly provided by such rights and preferences.

               (c) Election. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

               (d) Amendment. Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the Corporation's capital stock issued and outstanding and entitled to vote thereon is required to amend, alter or repeal any provisions of, or adopt any provisions inconsistent with, this
     Article 10.

          11. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken only at such annual or special meeting of the stockholders.
     Notwithstanding any other provision of this Restated Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the Corporation's capital stock issued and outstanding and entitled to vote thereon is required to amend, alter or repeal any provision of, or adopt any provisions inconsistent with, this Article 11.

     FIFTH: This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, PHP Healthcare Corporation has caused its corporate seal to be hereunto affixed and this Amended and Restated Certificate of Incorporation to be signed by Jack M. Mazur, its President and Chief Executive Officer, this 20th day of November, 1997.


                                    PHP Healthcare Corporation



                                    By: /s/ Jack M. Mazur
                                       -----------------------------
                                       Jack M. Mazur, President
                                       and Chief Executive Officer

                                                                       EXHIBIT A


                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
                         OF PHP HEALTHCARE CORPORATION

          1.  Designation, Par Value and Amount.  The shares of the series shall
              ---------------------------------
be designated as "Series A Junior Participating Preferred Stock" (hereinafter referred to as "Series A Preferred Stock"), the shares of such series shall be with par value of $.01 per share, and the number of shares constituting such series shall be 50,000; provided, however, that if more than a total of 50,000 shares of Series A Preferred Stock shall be issuable upon the exercise of rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 10,
      ------
1992, between PHP Healthcare Corporation (the "Corporation") and Riggs National Bank, N.A., as Rights Agent (as amended from time to time) (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 151 of the General Corporation Law of the State of Delaware, shall direct by resolution or resolutions that a certificate be properly executed, acknowledged and filed providing for the total number of shares of Series A Preferred Stock authorized to be issued to be increased (to the extent that the Restated Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights.

          2.  Dividends and Distributions
              ------------- -------------

          (A) Subject to the prior and superior rights of the holders of any shares of any series of preferred stock ("Preferred Stock") ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for the purpose, quarterly dividends payable in cash on the first business day of July, October, January and April in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in share of common stock, par value $.01 per share, of the Corporation ("Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

          (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on Common Stock (other than a dividend payable in shares of Common Stock), provided that, in the event no dividend or distribution shall have been declared on Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution desired thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

          3.  Voting Rights.  The holders of shares of Series A Preferred Stock
              -------------
shall have the following voting rights:

          (A) Except as may otherwise be restricted by the Corporation's Restated Certificate of Incorporation (in which case each share of Series A Preferred Stock shall have the maximum voting rights permitted under the Corporation's Restated Certificate of Incorporation), each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

          (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          4.  Certain Restrictions.
              --------------------

          (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Paragraph 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

             (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

             (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

            (iii) redeem or purchase or otherwise acquire for consideration (except as provided in (iv) below) shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; and

             (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Paragraph 4, purchase or otherwise acquire such shares at such time and in such manner.

          5.  Reacquired Shares.  Any shares of Series A Preferred Stock
              -----------------
purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation became authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, in any other Certificate of Amendment creating a series of Preferred Stock or as otherwise required by the law.

          6.  Liquidation, Dissolution or Winding Up.
              ---------------------------------------

          (A) Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payments (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Capital Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 1,000 (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Capital Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

          (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Series A Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

          7.  Consolidation, Merger, etc.  In case the Corporation shall enter
              ---------------------------
into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

          8.  No Redemption. The shares of Series A Preferred Stock shall not
              -------------
be redeemable.

          9.  Banking.  The Series A Preferred Stock shall rank junior to all
              -------
other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          10.  Amendment.  The Restated Certificate of Incorporation of the
               ---------
Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to effect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.